Exhibit 3

ADB Systems International Ltd.

302 The East Mall, Suite 300

Toronto, ON      M9B 6C7

Tel: 416 640-0400 / Fax: 416 640-0412

Website: www.adbsys.com

(TSX: ADY; OTCBB: ADBYF)

SUPPLEMENTAL MAILING LIST FORM

National Instrument 51-102 Continuous Disclosure Obligations requires that ADB Systems International Ltd. send annually a request form to registered holders and beneficial owners of its securities to enable such holders and owners to request a copy of ADB’s annual report and quarterly financial statements.  To receive copies of these materials, please complete the following and return to ADB Systems.

☐ Quarterly Financial Statements and Related Management Discussion & Analysis

☐ Annual Report and Related Management Discussion & Analysis

Name:

Company:

Address:

Address:

City/State:

ZIP Code:

Email address:

Signature:

To receive electronic versions of these materials, please complete the following and return to ADB:

☐ Quarterly Financial Statements and Related Management Discussion & Analysis

☐ Annual Report and Related Management Discussion & Analysis

CONSENT TO ELECTRONIC DELIVERY OF DOCUMENTS

1.               I consent to receiving a document to which I am entitled, electronically rather than by mail. I understand that the documents I am entitled to receive include:

• ADB’s Quarterly Financial Report;

• ADB’s Annual Report (including Annual Financial Statements and Management’s Discussion and Analysis);

• Notice of ADB’s Annual or Special Meeting of Shareholders and related proxy material (when permitted by law);

• ADB’s Supplemental Mailing List Return Card;

• Other corporate information about ADB.

2.               I acknowledge that access to both Internet Email and The World Wide Web is required in order to access documents electronically. I will receive by email notification of the availability of a document in electronic format. The notification email will not contain the actual document. The notification email will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download, and print the document from my computer.

3.               I acknowledge documents distributed electronically will be distributed in Adobe’s Portable Document Format (PDF). The Adobe Acrobat Reader software is required to view documents in PDF format. The Reader software is available free of charge from Adobe’s web site at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format.

4.               I acknowledge that I may request a paper copy of a document for which I have consented to electronic delivery at no cost by calling ADB Systems at 416-640-0400 or by sending a fax to 416-640-0412, by e-mail jracanelli@adbsys.com, or regular mail at 302 The East mall, Suite 300 Etobicoke, Ontario M9B 6C7.

5.               I understand that ADB will maintain, on its website, any document sent to me electronically, for at least six months and a maximum of 12 months from the date of posting to the website.

6.               I understand that I will be provided with a paper copy of any document intended to be delivered electronically, if electronic delivery fails.

7.               I understand that my consent may be revoked or changed, including any change in electronic mail address to which documents are delivered, at any time by notifying ADB Systems at 416-640-0400 or by sending a fax to 416-640-0412, by e-mail jracanelli@adbsys.com, or regular mail at 302 The East mall, Suite 300 Etobicoke, Ontario M9B 6C7.

8.               I understand that I am not required to consent to electronic delivery.

I have read and understand this “Consent to Electronic Delivery of Documents” form and consent to the electronic delivery of the documents listed above that the deliverer elects to deliver to me electronically, all in accordance with my instructions above and ADB Systems International Ltd. will use the information collected only for the electronic delivery of documents as provided herein.

Shareholder Name:

Shareholder E-mail Address:

Shareholder Mailing Address:

Shareholder Signature:	Date: